Wilshire Credit Corporation
Payments
P.O. Box 30040; Los Angeles, CA 90030-0040 or P.O. Box 650314; Dallas, TX 75265-0314
Correspondence
P.O. Box 8517; Portland, OR 97207-8517
Phones
(503) 952-7947
(888) 502-0100
Fax
(503) 952-7476
Web Site
www.wfsg.com
March 10, 2006

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center
10th Floor
New York, NY 10080
Attn: Asset-Backed Finance

LaSalle Bank National Association
135 South LaSalle Street
Chicago, IL 60603
Attn: Corporate Trust Services

Citibank, N.A.
388 Greenwich St., 14th Floor
New York, NY 10013
Attn: Structured Finance Agency and Trust FFMLT 2005-FF12

Re: Officer's Certificate for Pooling & Servicing Agreement dated as of December 1, 2005 between Merrill Lynch Mortgage Investors, Inc., Depositor, LaSalle Bank National Association, Master Servicer and Securities Administrator, National City Home Loan Services, Inc., Servicer, Wilshire Credit Corporation, Special Servicer, and Citibank, N.A., Trustee for the First Franklin Mortgage Loan Trust Series 2005-FF12 (the "Agreement")

Annual Servicing Officer's Certification

I, Jay H. Memrnott, certify to the Trustee and to the Depositor and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

I.	A review of the activities of the Servicer during the preceding calendar year and of its performance under the Agreement has been made under my Supervision; and

II.
To the best of my knowledge, based on the review, the Servicer has materially fulfilled all of its obligations under the Agreement throughout the year except as disclosed in writing on or prior to the date of this certification either in the accountants' report required under the related Agreement or in disclosure a copy of which is attached hereto.

Wilshire Credit Corporation, as Servicer

Certified By:

By: /s/ Jay Memmott
Name: Jay H. Memmott
Title: Chairman, President and CEO